Exhibit 5.1

December 15, 2003

Wipro Limited
Doddakannelli
Sarjapur Road
Bangalore, Karnataka 560035, India

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Wipro Limited, a corporation organized under the laws of the Republic of India (the “Company” or “you”), with the Securities and Exchange Commission on December 15, 2003, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,500,000 shares of Wipro Limited Equity Shares, par value Rs. 2 per share (the “Plan Shares”) reserved for issuance under options or stock purchase rights granted or to be granted pursuant to the Company’s 2000 ADS Option Plan, as amended, (the “Plan”). As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the proposed sale and issuance of the Plan Shares.

     It is our opinion that, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, and upon completion of the actions being taken or proposed to be taken to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Plan Shares, when issued and sold in the manner described under the Plan and the agreements that accompany the Plan, will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments or supplements thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation /s/ WILSON SONSINI GOODRICH & ROSATI